CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Year Ende
Cash flows from operating activities:                 1997      1996      1995
   Net income                                    2,450,000  2,039,000  3,358,000
   Add (deduct) items not affecting cash
     Depreciation and amortization                 133,000     67,000    252,000
     Deferred income taxes                       1,135,000    896,000  1,404,000
     Gain on sale of assets                            ---        --- (1,293,000)
     Equity in earnings of First Indiana Corp.  (3,883,000)
     Dividends received from First Indiana Corp. 1,087,000  1,015,000    846,000
     Other, net                                      2,000     15,000    (28,000)
     Changes in operating assets and liabilities:
     Trade accounts, notes, and other receivables  110,000  1,029,000  5,065,000
     Contracts in progress, unbilled and inventor                      2,159,000
     Prepaid expenses                              (18,000)   (10,000)   106,000
     Accounts payable and accrued expenses         (58,000)  (473,000)(2,427,000)
     Accrued and refundable income taxes          (178,000)  (175,000)  (246,000)
                                                  --------   --------   --------
Net cash provided by operating activities          780,000  1,401,000  5,258,000

Cash flows from investing activities:
  Proceeds from sale of assets                                         5,222,000
  Purchase of property, plant and equipment       (133,000)   (89,000)   (44,000)
  Decrease (Increase) in other assets               27,000 (1,384,000)  (190,000)
  (Increase) Decrease in short-term investments   (524,000) 2,470,000 (7,076,000)
                                                  --------   --------   --------
Net cash used by investing activities             (630,000)   997,000 (2,088,000)

Cash flows from financing activities:
  Principal payments on long-term borrowings           --- (2,500,000)(3,000,000)
  Proceeds from reissue of treasury shares         254,000    109,000    267,000
  Purchase of treasury shares                     (449,000)  (237,000)  (417,000)
  Cash dividends paid                             (462,000)  (409,000)  (327,000)
                                                  --------   --------   --------
Net cash used by financing activities             (657,000)(3,037,000)(3,477,000)

Decrease in cash and cash equivalents             (507,000)  (639,000)  (307,000)

Cash and cash equivalents at beginning of period 1,060,000  1,699,000  2,006,000
                                                  --------  --------  --------
Cash and cash equivalents at end of period        $553,000  1,060,000  1,699,000
                                                   =======  =========  =========

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See accompanying Notes to Consolidated Financial Statements.

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